EXHIBIT 10.17

JOB OPPORTUNITY BUILDING ZONE
BUSINESS SUBSIDY AGREEMENT

     This Agreement is made on September 20, 2004, (the “Approval Date”), by and between the City of Granite Falls, Minnesota, a Minnesota municipal corporation and statutory city, (the “City”); and Granite Falls Energy, a Minnesota limited liability company and a trade or business organized and operating under the laws of the State of Minnesota (the “Qualified Business”). In order to satisfy the provisions of the Job Opportunity Building Zone Law (Minnesota Statutes, Sections 469.310 through 469.320) and the Business Subsidy Law (Minnesota Statutes, Sections 116J.993 through 116J.995), the City and the Qualified Business acknowledge and agree as follows:

     Whereas, the Qualified Business is the owner of the real property located at 15045 Highway 23 S.E. in the City of Granite Falls, Chippewa and Yellow Medicine Counties, Minnesota, as described in Exhibit A (the “Property”);

     Whereas, the Property is located within a designated Job Opportunity Building Zone, as described in the Granite Falls Community Ethanol Plant Zone Application; and is currently comprised of vacant land;

     Whereas, the Qualified Business has been identified by the Subzone Administrator as a non-retail, non-commercial new trade or business start-up within the Subzone;

     Whereas, the Qualified Business began business operations in the subzone on August 15, 2004 when it commence site preparation of the Property;

     Whereas, the Qualified Business agrees to satisfy the provisions of the business subsidy reporting requirements under the Business Subsidy Law and as required by Minnesota Statutes, Section 469.320 Subd. 1 identified in Article II of this Agreement.

ARTICLE I

DEFINITIONS

     Section 1.1. “Agreement” means this Job Opportunity Building Zone Business Subsidy Agreement by and between the City and the Qualified Business.

     Section 1.2. “Approval Date” means the date on which the last party to this Agreement whose signature is required, signs the agreement as indicated in the first paragraph of this Agreement; and after which a Qualified Business is deemed approved by the City.

     Section 1.3. “Benefit Date” is the date after which tax benefits shall begin to accrue to the Qualified Business; for purposes of this Agreement, August 15, 2004.

     Section 1.4. “Business Subsidy” means tax exemptions or tax credits available to the Qualified Business located in the Zone as provided in Section 2.1, and/or any state or local government agency grant, contribution of personal property, real property, infrastructure, the principal amount of a loan at rates below those commercially available to the recipient, any reduction or deferral of any tax or any fee, any guarantee of any payment under any loan, lease, or other obligation, or any preferential use of government facilities given to a business, and as defined by the Business Subsidy statute.

     Section 1.5. “Business Subsidy Law” means Minnesota Statutes, Sections 116J.993 through 116J.995.

     Section 1.6. “Business Subsidy Report” means the annual report required to comply with Minnesota Statutes, Section 116J.994, Subd. 7(b).

     Section 1.7. “Capital Investment” means any investment that is defined as depreciable for purposes of the U.S. Internal Revenue Service.

     Section 1.8. “City” means the City of Granite Falls, Minnesota which is also a “Grantor” as defined in Minnesota Statutes, Section 116J.993, Subd. 4.

     Section 1.9. “Construction Plans” means the plans, specifications, drawings and related documents of the construction work to be performed by the Qualified Business on the Project and the Property and the plans (a) shall be as detailed as the plans, specifications drawings and related documents which are submitted to the building inspector of the City, and (b) shall include at least the following: (1) site plan; (2) foundation plan; (3) basement plans, if any; (4) floor plan for each floor; (5) cross sections of each (length and width); (6) elevations (all sides); (7) grading and drainage; and (8) landscape;

     Section 1.10. “DEED” means Minnesota Department of Employment and Economic Development.

     Section 1.11. “Job Zone Term” shall mean January 1, 2004 through December 31, 2015.

     Section 1.12. “JOBZ” means Job Opportunity Building Zone as defined in Minnesota Statutes, Section 469.310.

     Section 1.13. “JOBZ Law” means Minnesota Statutes, Sections 469.310 through 469.320.

     Section 1.14. “Person” includes an individual, corporation, partnership, limited liability company, association, or any other entity.

     Section 1.15. “Project” means the approximately 40,000,000 gallon per year dry mill ethanol production plant to be constructed by the Qualified Business on the Property.

     Section 1.16. “Property” means the parcel or parcels located within the Subzone, as modified, on which the Qualified Business is or will be operating, excluding any building footprint of a business operating in the Subzone prior to January 1, 2004; and as identified in Exhibit A.

     Section 1.17. “Qualified Business” means, generally, a person that carries on a trade or business at a place of business located within a Job Opportunity Building Zone as referenced in Minnesota Statutes, Section 469.310 Subd. 11; and, for purposes of this Agreement, means Granite Falls Energy

     Section 1.18. “Recipient” means any business entity that receives a business subsidy as defined by Minnesota Statutes, Section 116J.993, and that has signed a Business Subsidy Agreement with a “Grantor” as defined in Minnesota Statutes, Section 116J.993, Subd. 4.

     Section 1.19. “Relocation Agreement” means a binding written agreement between a relocating qualified business and the commissioner of DEED pledging that the qualified business will either:

          (1) increase full-time for full-time equivalent employment in the first full year of operation within the job opportunity building zone by at least 20 percent and maintains that level of employment for the Job Zone Term, or

          (2) make a Capital Investment on the property equivalent to 10% of the gross revenues of operation that was relocated in the immediately preceding taxable year;

     and provides for repayment of all tax benefits if the requirements of (a) or (b) are not met.

     Section 1.20. “Subzone” means the parcel or parcel of land designated by the Commissioner of Employment and Economic Development within the Zone within the boundaries of the City of Granite Falls to receive certain tax credits and exemptions specified under Minnesota Statutes, Sections 469.310 through 469.320.

     Section 1.21. “Subzone Administrator” means the Community Development Director or such other person who has been designated by the City to administer the Subzone.

     Section 1.22. “Unavoidable Delays” means delays, outside the control of the party claiming its occurrence, which are the direct result of strikes, other labor troubles, unusually severe or prolonged bad weather, acts of God, fire or other casualty to the Project, litigation commenced by third parties which, by injunction or other similar judicial action or by the exercise of reasonable discretion, directly results in delays, or acts of any federal, state or local governmental unit (other than the City) which directly result in delays.

     Section 1.23. “Zone” means, generally, a Job Opportunity Building Zone or an Agricultural Processing Facility Zone designated by the commissioner of Employment and Economic Development under Minnesota Statutes, Section 469.314; and, for purposes of this Agreement, the Granite Falls Community Ethanol Plant Zone.

ARTICLE II

BUSINESS SUBSIDY REQUIREMENTS

     Whereas, compliance with provisions of the Minnesota Business Subsidy Law requires the following and the parties agree that:

     Section 2.1. The Business Subsidy shall include all tax exemptions, job credits or other business subsidies provided from January 1, 2004 until the last date of the Job Zone Term, including but not limited to:

          (a) Exemption from individual income taxes as provided under Minnesota Statutes, Section 469.316, provided to the individuals operating and having made a qualifying investment in the Qualified Business; and

          (b) Exemption from corporate franchise taxes as provided under Minnesota Statutes, Section 469.317; and

          (c) Exemption from the state sales and use tax and any local sales and use taxes on qualifying purchases as provided in Minnesota Statutes, Section 297A.68, subdivision 37; and

          (d) Exemption from the state sales tax on motor vehicles and any local sales tax on motor vehicles as provided under Minnesota Statutes, Section 297B.03; and

          (e) Exemption from the property tax as provided in Minnesota Statutes, Section 272.02, subdivision 64; and

          (f) Exemption from the wind energy production tax under Minnesota Statutes, Section 272.029, subdivision 7; and

          (g) The jobs credit allowed under Minnesota Statutes, Section 469.318.

     Section 2.2. Other business subsidies provided to the Qualified Business, as described in the Business Subsidy statute at Minnesota Statutes, Sections 116J.993 through 116J.995, shall be identified, including the amounts and type of subsidy provided, specifically:

          (a) A no interest loan provided by the City or its Economic Development Authority in the aggregate principal amount of $500,000.

          (b) A three 3% low interest loan provided by the City, its Economic Development Authority or other governmental entity or entities in the aggregate principal amount of $100,000.

          (c) A 5% interest West Minnesota Revolving Loan Fund loan provided by the Upper Minnesota Valley Regional Development Commission in the aggregate principal amount of $110,000.

     Section 2.3. The public purposes for the Business Subsidy agreed to by the parties hereto shall include, but not be limited to:

          (a) The enhancement of economic growth and diversity;

          (b) The retention of jobs and high quality job growth; and

          (c) Stabilizing the community by putting vacant land to use.

     Section 2.4. The measurable, specific, and tangible goals for the Business Subsidy shall include:

          (a) In accordance with the Business Subsidy Law, the Qualified Business shall create at least 10 new full-time equivalent positions within the Subzone boundaries at an average wage of at least $10.00 per hour within fourteen months of the Benefit Date and at least 10 additional new full-time equivalent positions within the Subzone boundaries at an average wage of at least $10.00 per hour within two years of the Benefit Date for a total of 20 full-time equivalent jobs within two years of the Benefit Date.

          (b) In addition, the Qualified Business shall create at least 10 additional new full-time equivalent positions within the Subzone boundaries at an average wage of at least $10.00 per hour within three years of the Benefit Date for a total of 30 full-time equivalent jobs within three years of the Benefit Date.

     Section 2.5. The City has adopted, after holding a properly noticed public hearing, a Business Subsidy Policy identifying the criteria that a Recipient must meet in order to be eligible to receive a Business Subsidy as required by Minnesota Statutes, Section 116J.994, Subd. 2. The City has submitted a copy of the criteria to the Department of Employment and Economic Development along with the first annual report.

     Section 2.6. A properly noticed public hearing was held by the City’s Economic Development Authority on the Business Subsidy by the City on September 15, 2004 as required by Minnesota Statutes, Section 116J.994, Subd. 5.

     Section 2.7. If the goals set forth in Section 2.4(a) (the “Goals”) are not met or the Qualified Business ceases operations on the Property during the Job Zone Term, the Qualified Business agrees to repay the amount of the total tax reduction pursuant to Section 2.1(a) through (f) and any refund under pursuant to Section 2.1(g) in excess of tax liability, received during the two years immediately before it ceased to operate in the Zone to the Minnesota Department of Revenue or Chippewa County (in the case of property or county sales tax reductions) or the City of Granite Falls (in the case of city sales tax reductions), as required by Minnesota Statutes, Section 469.319.

     Section 2.8. If the Goals set forth in Section 2.4(a) are not met, the Qualified Business agrees to repay all or a part of the Business Subsidy (including but not limited to the total tax reduction and any refund in excess of tax liability) to the City, plus interest (“Interest”) set at the implicit price deflator defined in Minnesota Statutes, Section 275.70, Subd. 2, accruing from and after the Benefit Date, compounded semiannually. If the Goals are met in part, the Qualified

Business will repay a portion of the Business Subsidy (plus Interest) determined by multiplying the Business Subsidy by a fraction, the numerator of which is the number of jobs in the Goals which were not created at the wage level set forth above and the denominator of which is 20 (i.e. number of jobs set forth in Section 2.4(a)), as required by Minnesota Statutes, Section 116J.994, Subd. 6; provided, however, the City agrees that if Section 469.319 of the JOBZ Law is subsequently interpreted by the Commissioner of Revenue or a court of competent jurisdiction or amended by the legislature in a manner that would indicate that Section 469.319 of the JOBZ Law supercedes Section 116J.994, Subd. 6 of the Business Subsidy Law, the City will waive the repayment provisions of this Section 2.8.

     Section 2.9. The Qualified Business shall continue operations on the Property for at least twelve (12) years after the Benefit Date.

     Section 2.10. The Qualified Business agrees to (i) report its progress on achieving the Goals to the City until the later of the date the Goals are met or the end of the JOBZ term, or, if the Goals are not met, until the date the Business Subsidy is repaid, (ii) include in the report the information required in Minnesota Statutes, Section 116J.994, Subd. 7 on forms developed by DEED, and (iii) send completed reports to the City. The Qualified Business agrees to file these reports no later than March 1 of each year commencing March 1, 2005, and within 30 days after the deadline for meeting the Goals. The City agrees that if it does not receive the reports, it will mail the Qualified Business a warning within one week of the required filing date. If within 14 days of the post marked date of the warning the reports are not made, the Qualified Business agrees to pay to the City a penalty of $100 for each subsequent day until the report is filed up to a maximum of $1,000, as required in Minnesota Statutes, Section 116J.994, Subd. 7.

     Section 2.11. The City will provide the Qualified Business with all of the local tax benefits and property tax benefits permitted under Minnesota Statutes, Section 469.315.

     Section 2.12. The Qualified Business receiving sales tax exemptions provided under Minnesota Statutes, Section 297A.68, subdivision 37(b) and (c) and (d) shall comply with prevailing wages requirements under Minnesota Statutes, Section 116J.871 to the extent projects were not bid prior to May 2004.

     Section 2.13. During the Job Zone Term, the Qualified Business shall not sell, lease, assign or otherwise convey its interest in the Property without the prior written consent of the City, which shall not be unreasonably withheld.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE QUALIFIED BUSINESS

     Section 3.1. The Qualified Business makes the following representations and warranties:

          (a) The Qualified Business is a Minnesota limited liability company and has the power and authority to conduct business within the State, to enter into this Agreement and to perform its obligations hereunder and is not in violation of its articles, operating agreement or member control agreement or the laws of the State.

          (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement is prevented, limited by or conflicts with or results in a breach of, the terms, conditions or provision of any contractual restriction, evidence of indebtedness, agreement or instrument of whatever nature to which the Qualified Business is now a party or by which it is bound, or constitutes a default under any of the foregoing.

          (c) The Qualified Business has conducted its own independent investigations into the requirements of the JOBZ Law and the process taken by the City to approve the business subsidy agreement.

     Section 3.2. The Qualified Business shall pay the City’s administrative costs for initial review, including the fees of the City’s legal counsel and fiscal consultants, and for participation in the program as well as annual fees for monitoring and reporting as required by the JOBZ Law or the Business Subsidy Law.

     Section 3.3. The Qualified Business will cooperate fully with the City with respect to any litigation commenced with respect to the Project.

     Section 3.4. The Qualified Business will cooperate fully with the City in resolution of any traffic, parking, trash removal or public safety or public nuisance problems which may arise in connection with the operation of the Project.

     Section 3.5. If the Qualified Business fails to observe or perform any covenant, condition, obligation or agreement on their part to be observed or performed under this Agreement and such failure continues for more than 30 days after notice of such failure from the City, and if the City employs attorneys or incurs other expenses for the collection of payments due or to become due or for the enforcement or performance or observance of any obligation or agreement on the part of the Qualified Business herein contained, the Qualified Business agrees that it shall, on demand therefor, pay to the City the reasonable fees of such attorneys and such other expenses so incurred by the City.

     Section 3.6. (a) The Qualified Business covenants and agrees that the City, its governing body members, officers, agents, including the independent contractors, consultants and legal counsel, servants and employees thereof (hereinafter, for purposes of this Section, collectively the “Indemnified Parties”) shall not be liable for and agrees to indemnify and hold harmless the Indemnified Parties against any loss or damage to property or any injury to or death of any person occurring at or about or resulting from any defect in the Project, provided that the foregoing indemnification shall not be effective for any actions of the Indemnified Parties that are not contemplated by this Agreement.

          (b) Except for any willful misrepresentation or any willful or wanton misconduct of the Indemnified Parties, the Qualified Business agrees to protect and defend the Indemnified Parties, now and forever, and further agrees to hold the Indemnified Parties harmless from any claim, demand, suit, action or other proceeding whatsoever by any person or entity whatsoever arising or purportedly arising from the actions or inactions of the Qualified Business (or if other persons acting on its behalf or under its direction or control) under this Agreement, or the transactions contemplated hereby or the acquisition, construction, installation, ownership, and operation of the Project; provided, that this indemnification shall not apply to the warranties made or obligations undertaken by the City in this Agreement or to any actions undertaken by the City which are not contemplated by this Agreement.

          (c) The Qualified Business agrees to protect and defend the Indemnified Parties, now and forever, and further agrees to hold the Indemnified Parties harmless from any claim, demand, suit, action or other proceeding whatsoever by any person or entity whatsoever in the event that the agreement is found to be invalid, or Chippewa County or the State of Minnesota fails to make any required or expected payment or benefit to the Qualified Business.

          (d) All covenants, stipulations, promises, agreements and obligations of the City contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the City and not of any governing body member, officer, agent, servant or employee of the City.

ARTICLE IV

EVENTS OF DEFAULT

     Section 4.1. The following shall be “Events of Default” under this Agreement and the term “Event of Default” shall mean whenever it is used in this Agreement any one or more of the following events:

          (a) Failure by the Qualified Business to construct the Project pursuant to the terms, conditions and limitations of this Agreement.

          (b) Failure of the Qualified Business to observe or perform any other covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement.

          (c) If the Qualified Business shall:

          (1) file any petition in bankruptcy or for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States Bankruptcy Act of 1978, as amended or under any similar federal or state law; or

          (2) make an assignment for the benefit of its creditors; or

          (3) admit in writing its inability to pay its debts generally as they become due; or

          (4) be adjudicated a bankrupt or insolvent; or if a petition or answer proposing the adjudication of the Qualified Business as a bankrupt or its reorganization under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or a receiver, trustee or liquidator of the Qualified Business, or of the Project, or part thereof, shall be appointed in any proceeding brought against the Qualified Business, and shall not be discharged within sixty (60) days after such appointment, or if the Qualified Business, shall consent to or acquiesce in such appointment.

     Section 4.2. Whenever any Event of Default referred to in Section 4.1 occurs and is continuing, the City, as specified below, may take any one or more of the following actions after the giving of thirty (30) days’ written notice to the Qualified Business, but only if the Event of Default has not been cured within said thirty (30) days:

          (a) The City may cancel and rescind the Agreement.

          (b) The City may take any action, including legal or administrative action, in law or equity, which may appear necessary or desirable to enforce performance and observance of any obligation, agreement, or covenant of the Qualified Business under this Agreement.

     Section 4.3. No remedy herein conferred upon or reserved to the City is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

     Section 4.4. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

     Section 4.5. Whenever any Event of Default occurs and the City shall employ attorneys or incur other expenses for the collection of payments due or to become due or for the enforcement or performance or observance of any obligation or agreement on the part of the Qualified Business herein contained, the Qualified Business agrees that it shall, on demand therefor, pay to the City the reasonable fees of such attorneys and such other expenses so incurred by the City.

ARTICLE V

MISCELLANEOUS

     Section 5.1. Any titles of the several parts, articles and sections of the Agreement are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.

     Section 5.2. Except as otherwise expressly provided in this Agreement, a notice, demand or other communication under this Agreement by any party to any other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally, and

          (a) in the case of the Qualified Business is addressed to or delivered personally to:

Granite Falls Energy
P.O. Box 216
Granite Falls, MN 56241-0216
Telephone Number: (320) 564-3100

          (b) in the case of the City is addressed to or delivered personally to the City at:

City of Granite Falls, Minnesota
885 Prentice Street
Granite Falls, MN 56241-1520
Phone: (320) 564-3011

     or at such other address with respect to any such party as that party may, from time to time, designate in writing and forward to the other, as provided in this Section.

     Section 5.3. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

     Section 5.4. This Agreement will be governed and construed in accordance with the laws of the State of Minnesota.

     Section 5.5. This agreement shall become effective upon its Approval Date and shall expire upon the expiration of the Job Zone Term, unless earlier terminated or rescinded in accordance with its terms.

     Section 5.6. In the event the JOBZ Law is repealed or substantially modified, the City shall have no obligations under this Agreement except to the extent authorized by law.

     IN WITNESS WHEREOF, the City and the Qualified Business have acknowledged their assent to this agreement and agree to be bound by its terms through the signatures entered below:

GRANITE FALLS ENERGY

By	/s/ Tom Branhan

Title	CEO/General Manager

Date	10-16-04

S-1

CITY OF GRANITE FALLS, MINNESOTA

By	/s/ David Smiglewski
Its Mayor

Attes	ted By	William P. Lavin
Its Manager

Date	October 19, 2004

S-2

Exhibit A

     Approximately 56 acres of real property located in Chippewa County, Minnesota described as:

     The Northeast Quarter of the Northeast Quarter (NE 1/4 NE 1/4) and part of the East one-half of the Northeast Quarter (E 1/2 NE 1/4) of Section One (1), Township One Hundred Fifteen (115), Range Thirty-nine (39), excepting therefrom the right of way of Minnesota Highway 23.

A-1